Exhibit 1

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern Time, on June 24, 2026. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	4/28/2026	Purchase of Common Stock	678	$1.34(1)
Clients of GVIC	4/30/2026	Purchase of Common Stock	159,400	$1.35(1)
Clients of GVIC	5/1/2026	Purchase of Common Stock	38,513	$1.35(1)
Clients of GVIC	5/1/2026	Sale of Common Stock	3,060	$1.32(1)
Clients of GVIC	5/4/2026	Purchase of Common Stock	20,261	$1.35(1)
Clients of GVIC	5/6/2026	Purchase of Common Stock	61,808	$1.35(1)
Clients of GVIC	5/8/2026	Purchase of Common Stock	8,780	$1.45(1)
Clients of GVIC	5/21/2026	Purchase of Common Stock	41,459	$1.34(1)
Mr. James Geygan	5/21/2026	Purchase of Common Stock	85	$1.34(1)
Clients of GVIC	5/22/2026	Purchase of Common Stock	51,513	$1.35(1)
Mr. Rice	5/22/2026	Purchase of Common Stock	465	$1.35(1)
Clients of GVIC	5/28/2026	Purchase of Common Stock	48,851	$1.34(1)
Clients of GVIC	5/29/2026	Purchase of Common Stock	35,786	$1.39(1)
Clients of GVIC	6/1/2026	Purchase of Common Stock	27,488	$1.40(1)
Clients of GVIC	6/2/2026	Purchase of Common Stock	450	$1.39(1)
Mr. Jeffrey Geygan	6/22/2026	Grant of Common Stock(3)	5,170	N/A

______________________

(1)
This transaction price represents the weighted-average price of the shares transacted on each respective day. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares transacted at each separate price within the range set forth in this Statement.
(2)
In connection with his appointment as a director of the Issuer, Mr. Jeffrey Geygan was granted 5,170 restricted stock units under the Issuer’s 2017 Equity Incentive Plan, as amended, representing a prorated portion of the Issuer’s standard non-employee director annual equity grant. This award will vest in full upon the earlier of the one-year anniversary of the grant date or the day prior to the Issuer’s next annual meeting of stockholders occurring after the grant date, subject to Mr. Jeffrey Geygan’s continued service through the vesting date.